Exhibit 99.1

Thumzup Board of Directors Approves Bitcoin as Treasury Reserve Asset

Los Angeles, CA - November 15, 2024 – Thumzup Media Corporation (“Thumzup” or the “Company”) (Nasdaq: TZUP), a leading provider of innovative social media branding and marketing solutions that allow businesses and brands to pay customers and fans cash through Venmo and PayPal for their posts on social media, announced today that the Company’s Board of Directors approved the purchase of up to $1 million in Bitcoin.

“As demand for Bitcoin increases and it gains recognition as a leading asset class, we believe it will serve as a robust reserve asset for our treasury,” said Robert Steele, Chief Executive Officer of Thumzup Media Corporation. “With the newly sanctioned Bitcoin ETFs and growing backing from institutional investors, Bitcoin presents a strong addition to our treasury approach. Its finite supply and inflation-resistant qualities enhance its role as a reliable asset for preserving value.”

About Thumzup®

Thumzup Media Corporation (Nasdaq: TZUP) is democratizing the multi-billion dollar social media branding and marketing industry. Its flagship product, the Thumzup platform, utilizes a robust programmatic advertiser dashboard coupled with a consumer-facing App to enable individuals to get paid cash for posting about participating advertisers on major social media outlets through the Thumzup App. The easy-to-use dashboard allows advertisers to programmatically customize their campaigns. Cash payments are made to App users/creators through PayPal and other digital payment systems.

Thumzup was featured on CBS Los Angeles and in KTLA.

Legal Disclaimer

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements about its potential growth, impacts on the advertising industry, plans for potential uplisting, and planned expansion. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in our filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Company Contact

Thumzup Investor Relations

investors@thumzupmedia.com

800-403-6150

Media Contact

Jessica Starman

media@thumzupmedia.com